EXHIBIT 10.1

EXPLORATION AND SALVAGE AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into this 8th day of June, 2010 (the “Effective Date”), by and between TULCO RESOURCES, LTD. (‘TULCO”), a Florida Limited Partnership with a mailing address of 603 E. Commerce Way, #11, Jupiter, Florida, 33458; and SEAFARER EXPLORATION CORP. (“SEAFARER”), a Delaware corporation with a mailing address of 14497 North Dale Mabry Highway, Suite 209-N, Tampa, Florida 33618. TULCO and SEAFARER are collectively referred to herein as the “PARTIES.”

WHEREAS, TULCO and SEAFARER entered into an Agreement in March of 2007, which renewed in March of 2008 (the “Existing Agreement”);

WHEREAS, TULCO and SEAFARER mutually agree that they desire to cancel the Existing Agreement;

WHEREAS, TULCO is a Florida Limited Partnership authorized to do business within the State of Florida;

WHEREAS, SEAFARER is a Delaware corporation authorized to do business within the State of Florida; and

WHEREAS, TULCO and SEAFARER agree to cancel the Existing Agreement and enter into a new Agreement.

NOW THEREFORE, In consideration of the mutual promises contained herein and certain other good and valuable consideration, the receipt of which is hereby acknowledged, the PARTIES hereby agree as follows:

1.
TULCO represents and warrants to SEAFARER that it owns and exclusively controls the rights to salvage a shipwreck within the territorial limits of the State of Florida, off of Palm Beach County, in the vicinity of Juno Beach, Florida (the “Site”).

2.	Artifact Recovery and Conservation Program (the “Program”).

(a)
TULCO desires to have an ongoing artifact recovery and conservation program (“Program”) completed on the Site and Seafarer agrees, for the purpose of funding the artifact conservation program, to pay TULCO the sum of twenty thousand dollars ($20,000) per calendar year during the term of this Agreement (the “Conservation Payment”). The Conversation Payment will be due to TULCO by January 1st of each full calendar year that this Agreement is in effect. The artifact conservation program and laboratory shall be operated jointly by the PARTIES during the term of this Agreement. The PARTIES understand that as more shipwreck items are recovered, conservation costs will increase. TULCO will provide SEAFARER with ninety (90) days advanced written notice of any increase in conservation costs and TULCO and SEAFARER will mutually agree in writing as to a course of action regarding the payment of any increased costs.

(b)
TULCO hereby grants and demises to SEAFARER during the term of this Agreement the sole and exclusive right to explore, locate, identify, study, survey, salvage, and remove artifacts from the shipwreck remains in the area lying off of Palm Beach County, Florida referenced in the Agreement dated November 4, 2008 between the State of Florida, Department of State, Division of Historical Resources (“DHR”), TULCO, and SEAFARER.

(c)
TULCO grants to SEAFARER the exclusive right, title, and interest throughout the world to exploit the Program in any media now known or hereafter developed, including without limitation the right to make motion pictures, Internet sites, sequels, remakes, videos, audio recordings, live or episodic versions (collectively, the “work”), but not including bound print media (i.e., book). SEAFARER may produce and distribute the work using any media now known or hereafter developed.

3.
The PARTIES agree that all correspondence with the State of Florida concerning any agreements or permits with DHR or any other department, division or agency of the State of Florida will be handled jointly by TULCO and SEAFARER.  During the term of this Agreement, Seafarer and Tulco shall sign renewals of any agreements or permits with DHR within three working days of receipt.

4
SEAFARER agrees to furnish its own personnel, salvage vessel and equipment that it deems, with consultation with TULCO, necessary to conduct exploration, recovery and salvage operations on the Shipwreck Site.  SEAFARER will also provide its own archaeologist.  SEAFARER agrees to consult with TULCO or a designated representative of TULCO regarding the recovery operations at the Shipwreck Site.  SEAFARER will pay all of its own expenses directly associated with salvage operations, including, but not limited to fuel, food, ground tackle, other electronic equipment, dockage, wages, dive tanks, and supplies.  When operating at the Shipwreck Site, SEAFARER will display an identification sign that can be seen from a helicopter.  TULCO will supply the sign.

5
The PARTIES to this Agreement understand that TULCO’S and SEAFARER’S agreement with DHR provides that DHR will have the right to select up to twenty percent (20%) of the total value of recovered artifacts for the State of Florida’s museum collection.

6
After DHR has selected those artifacts they feel will complement their collection, the division of artifacts to TULCO and SEAFARER will occur. This “remainder” of the artifacts is considered the “100%” for purposes of dividing amongst the PARTIES as further detailed in Paragraph 7, below.

7	Division of Artifacts.

1.	TULCO and SEAFARER will divide equally (50/50) any treasure and/or artifacts recovered by SEAFARER.

1.	SEAFARER and TULCO will receive their share of the division at the same time.

2.	TULCO agrees to make no additional agreements that would effect or dilute SEAFARER's share of items recovered by SEAFARER without prior consultation with and written permission from SEAFARER.

8	TULCO agrees to attempt to expand the permit area in the event that SEAFARER locates anomalies and or treasure and artifacts outside the current permit area.

9
SEAFARER may, at its option and in its sole discretion only, pay TULCO a fee of ten thousand dollars ($10,000.00) per calendar year during the term of this Agreement for the right to purchase up to twelve (12) of the outstanding shares of TULCO for thirty-five thousand dollars ($35,000.00) per share (the “Share Purchase Option”). If SEAFARER elects in its sole discretion to exercise its Share Purchase Option then the payment is due in full to TULCO by March 1 of the particular calendar year. If Artifacts are recovered prior to March 1 in any given calendar year then the Share Purchase Option shall expire ten (10) days after a total of one million ($1,000,000.00) worth of artifacts have been recovered.

10
SEAFARER hereby accepts responsibility of tagging and listing all artifacts recovered in the ship's daily logs and will provide a copy of the log sheets and tag inventories to a TULCO representative at the end of each month. TULCO will supply SEAFARER with the artifact tags and forms for the daily log.

11
TULCO shall indemnify and hold SEAFARER harmless against all claims arising out of past or future business dealings, agreements and transactions between TULCO and any third (3rd) party unless caused or contributed to by the willful misconduct of SEAFARER.

12
TULCO may request that its agent or divers be present aboard any of SEAFARER'S vessels to observe ongoing operations. TULCO's agents, divers, or archaeologists will sign a liability waiver prior to boarding any SEAFARER vessel.

13
Within twenty-five (25) business days at the end of each month SEAFARER shall turn over copies of the ship's daily log sheets to TULCO. TULCO shall provide SEAFARER with a signed receipt for all artifacts or items recovered by SEAFARER and turned over to TULCO. TULCO is responsible for all artifact cataloging, storage, cleaning, and conservation. TULCO is responsible for all storage of all artifacts until division with SEAFARER. SEAFARER has the right to participate in, observe, and audit TULCO’s cataloging, storage, conservation, and cleaning of items recovered by SEAFARER.

14
A Division Committee will be appointed with equal representation of TULCO and SEAFARER and, if necessary, a third party knowledgeable in shipwreck artifacts, agreeable to both TULCO and SEAFARER. Both PARTIES agree to abide by the decisions of the Division Committee.

15
The PARTIES agrees to operate in a timely manner in seeking a release from the State of Florida for recovered artifacts and to plan a division with each other within thirty (30) days of having permission from the State of Florida to do so. SEAFARER may attend the State division and help plan for the division by giving advice to TULCO. SEAFARER acknowledges that such a division with SEAFARER shall be subject to any requirements by the U.S. Federal Court and the State of Florida for an adjudication of title of such coins or artifacts. The PARTIES agree that a division under this Agreement may be accomplished, but that until any required adjudication of title is accomplished, the divided materials shall be placed in escrow pending such adjudication. TULCO agrees to promptly seek such adjudication of title as may be required.

16	Indemnification.

(a)
SEAFARER agrees to indemnify and hold TULCO harmless against all claims of injury, negligence, death, liabilities, damage, acts, and accidents during the performance of the exploration and salvage operations related to Site caused by acts or omissions of SEAFARER or its agents, employees and subcontractors (other than TULCO).

(b)
TULCO agrees to indemnify and hold SEAFARER harmless during the performance of the Agreement caused by acts or omissions of TULCO, its agents, employees and subcontractors (other than SEAFARER). SEAFARER agrees that TULCO is not responsible for any of SEAFARER’S vessels.

17
Any dispute arising under, or out of any breach of this agreement shall be decided by arbitration between the PARTIES, in accordance with the arbitration procedures set forth by the American Arbitration Association. In the event that there is litigation or arbitration to determine a dispute under this agreement then the prevailing party shall recover attorneys' fees necessary to enforce the provisions of the Agreement.

18
SEAFARER is an independent contractor and may engage in other business activities. Since SEAFARER is an independent contractor, nothing in this Agreement shall be interpreted to constitute that SEAFARER is an agent of, employee of, or partner of TULCO, nor shall either party have any authority to bind the other. In its capacity as an independent contractor, SEAFARER agrees, and TULCO agrees, that SEAFARER has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed and TULCO shall not withhold from SEAFARER’s compensation any amount that would normally be withheld from an employee’s pay.

19	The PARTIES hereto agree that in construing the terms of this Agreement, it shall be construed as if prepared by an independent third party.

20
This Agreement between the PARTIES hereto may not be canceled, modified, or otherwise disturbed unless said cancellation, modification, or amendment is in writing, signed by both PARTIES except as provided for in Paragraph 21, below. This Agreement constitutes the entire agreement between the PARTIES pertaining to the subject matter hereof and supersedes and cancels any prior agreements, communications, representations, and understandings between the PARTIES. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the PARTIES.

21
The term of this Agreement (the “Term”) shall commence and be in full force on the Effective Date and the Agreement will continue in full force and effect for three (3) years after the Effective Date (the “Expiration Date”) and may renew for an additional three (3) years on the Expiration Date under the same terms unless otherwise agreed to in writing by the PARTIES. This Agreement may be terminated prior to the Expiration Date only under the following circumstances:

(a)	The PARTIES mutually agree in writing to terminate the Agreement; and

(b)
Either TULCO or SEAFARER may terminate this Agreement for Cause. For the purposes of this Agreement the term “Cause” shall mean (i) willful misconduct or gross negligence with respect to carrying out any duties, responsibilities or commitments hereunder, or (ii) a breach of any of the material terms of this Agreement. In the event that there is a termination for Cause pursuant to Paragraph 21(b)(ii), the terminating party shall give written notice specifying the reason for termination to the breaching party, and following the receipt of such notice, the breaching party will have sixty (60) days to cure such breach to the reasonable satisfaction of the terminating party.  Any party who has failed to make any payment required under the terms of this Agreement shall have a fifteen (15) day opportunity to cure said failure; (iii) failure by SEAFARER to fully fund conservation expenses on time to TULCO.

22
In the event of Force Majeure, the party being delayed shall inform the other party as soon as possible and shall specify the nature of the Force Majeure as well as the estimated duration thereof. Force Majeure shall be understood to mean and include damage and delay caused by acts of God, acts or regulations or decrees of any Government (de facto or de jure), criminal acts, natural phenomena, such as earthquakes and floods, or other causes, whether similar or dissimilar to those enumerated above, unforeseeable and beyond control of the PARTIES and which prevent the total or partial carrying out of any obligation under this agreement.

23
SEAFARER represents and warrants that it is a corporation duly organized, validly existing and of active status under the laws of the state of Delaware. SEAFARER further represents and warrants that it has full corporate power and authority to enter into this Agreement.

24
TULCO represents and warrants that it is a limited partnership duly organized, validly existing and of active status under the laws of the state of Florida. TULCO further represents and warrants that it has full corporate power and authority to enter into this Agreement

25
This Agreement shall be construed, interpreted and applied according to the laws of the State of Florida as such laws are applied to contracts entered into and to be performed solely within the State of Florida.

26
The Parties will use their best efforts to accomplish the purposes contained in this Agreement in a timely manner and they will implement and follow the guidelines and archaeological procedures called for in the Agreement with DHR.

27
This Agreement shall not be assignable by either of the PARTIES except to a successor to all or substantially all of the business of either of the PARTIES without the prior written consent of the other PARTY, which consent may be arbitrarily withheld by the other PARTY whose consent is required; provided however that SEAFARER may assign its rights but not its obligations under this Agreement to any affiliate or successor entity thereof that has management responsibility or is otherwise related to SEAFARER.

28
If any term or provision of this Agreement is found to be illegal and unenforceable, the remainder of this Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

IN WITNESS WHEREOF, the PARTIES hereto have signed below in agreement.

TULCO RESOURCES, LTD.
603 E. Commerce Way, #11 Jupiter, FL 33458 s/ Jud Laird
JUD LAIRD MANAGING PARTNER

SEAFARER EXPLORATION CORP.
14497 North Dale Mabry Highway, Suite 209-N Tampa, FL 33618 s/ Kyle Kennedy
Kyle Kennedy Chief Executive Officer